Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Mobile Mini, Inc.

We consent to the incorporation by reference in the registration statements Nos. 333-41495, 333-86495, 333-43954, 333-65566, 333-107333, 333-136595, 333-162871, 333-188513, and 333-194053 on Form S-8 and 333-156453 and 333-158829 on Form S-3 of Mobile Mini, Inc. of our report dated April 24, 2014, with respect to the consolidated balance sheet of Gulf Tanks Holdings, Inc. and its subsidiaries as of December 31, 2013, and related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Mobile Mini, Inc. dated February 20, 2015.

/s/ KPMG LLP

Houston, Texas

February 20, 2015